Filed Pursuant to Rule 424(b)(2)

File No. 333-195697

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Medium Term Notes, Series N, Fixed Rate Notes	$2,000,000,000	99.864%	$1,997,280,000	$232,083.94

(1)	The total registration fee of $232,083.94 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 7 dated January 26, 2015

(to Prospectus Supplement dated May 30, 2014

and Prospectus dated May 5, 2014)

WELLS FARGO & COMPANY

Medium-Term Notes, Series N

Fixed Rate Notes

Aggregate Principal Amount Offered:	$2,000,000,000

Trade Date:	January 26, 2015

Original Issue Date (T+5):	February 2, 2015

Stated Maturity Date:

January 30, 2020; on the stated maturity date, the holders of the notes will be entitled to receive a cash payment in U.S. dollars equal to 100% of the principal amount of the notes plus any accrued and unpaid interest

Interest Rate:	2.15%

Interest Payment Dates:	Each January 30 and July 30, commencing July 30, 2015, and at maturity

Price to Public (Issue Price):	99.864%, plus accrued interest, if any, from February 2, 2015

Agent Discount (Gross Spread):	0.35%

All-in Price (Net of Agent Discount):	99.514%, plus accrued interest, if any, from February 2, 2015

Net Proceeds:	$1,990,280,000

Benchmark:	UST 1.625% due December 31, 2019

Benchmark Yield:	1.329%

Spread to Benchmark:	+85 basis points

Re-Offer Yield:	2.179%

Redemption:	The notes are not redeemable at the option of Wells Fargo & Company

Listing:	None

		Principal Amount
Agent (Sole Bookrunner):	Wells Fargo Securities, LLC	$ 1,800,000,000

Agents (Senior Co-Managers):	ABN AMRO Securities (USA) LLC	20,000,000
	BB&T Capital Markets, a division of BB&T Securities, LLC	20,000,000
	BNY Mellon Capital Markets, LLC	20,000,000
	Comerica Securities, Inc.	20,000,000
	Fifth Third Securities, Inc.	20,000,000
	HSBC Securities (USA) Inc.	20,000,000
	National Bank of Canada Financial Inc.	20,000,000
	Skandinaviska Enskilda Banken AB (publ)	20,000,000

Agents (Junior Co-Managers):	Apto Partners, LLC	10,000,000
	Blaylock Beal Van, LLC	10,000,000
	Lebenthal & Co., LLC	10,000,000
	MFR Securities, Inc.	10,000,000

	Total:	$ 2,000,000,000

Plan of Distribution:

On January 26, 2015, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.514%, plus accrued interest, if any, from February 2, 2015. The purchase price equals the issue price of 99.864% less a discount of 0.35% of the principal amount of the notes.

Skandinaviska Enskilda Banken AB (publ) is not a U.S. registered broker-dealer, and will not effect any offers or sales of any notes in the United States or to any U.S. persons unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA and applicable U.S. law.

Certain U.S. Federal Income Tax Consequences:	Tax considerations are discussed under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.

CUSIP:	94974BGF1

2